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The following is a transcript from an investor conference call held by Diamondback Energy, Inc. (“Diamondback”) on the morning of February 12, 2024 in connection with the announced merger between Diamondback and Endeavor Energy Resources, L.P.

[See Next Page]

Call Participants
EXECUTIVES

Adam T. Lawlis
Vice President of Investor Relations
Diamondback Energy, Inc.

Lance W. Robertson
Chief Executive Officer
Endeavor Energy Resources, LP

Matthew Kaes Van’t Hof
President & CFO
Diamondback Energy, Inc.

Travis D. Stice	Neil Singhvi Mehta
CEO & Chairman of the Board	Goldman Sachs Group, Inc.,
Diamondback Energy, Inc.	Research Division

ANALYSTS	Paul Cheng
Scotiabank Global Banking and Markets,
Arun Jayaram	Research Division
JPMorgan Chase & Co,
Research Division	Paul Benedict Sankey
Sankey Research LLC
Charles Arthur Meade
Johnson Rice & Company, L.L.C.,	Scott Michael Hanold
Research Division	RBC Capital Markets,
Research Division
David Adam Deckelbaum
TD Cowen, Research Division	Subhasish Chandra
The Benchmark Company, LLC,
Derrick Lee Whitfield	Research Division
Stifel, Nicolaus & Company,
Incorporated, Research Division	Timothy A. Rezvan
KeyBanc Capital Markets Inc.,
John Christopher Freeman	Research Division
Raymond James & Associates, Inc.,
Research Division

Kevin Moreland MacCurdy
Pickering Energy Partners Insights

Leo Paul Mariani
ROTH MKM Partners, LLC,
Research Division

Neal David Dingmann
Truist Securities, Inc.,
Research Division

Presentation

Operator

Good day, and welcome to Diamondback Energy’s Fourth Quarter 2023 Earnings Call. [Operator Instructions] As a reminder, this call is being recorded. I would now like to turn the call over to Adam Lawlis, Vice President, Investor Relations. You may begin.

Adam T. Lawlis
Vice President of Investor Relations

Thank you, Michelle. Good morning, and welcome to our call announcing the merger between Diamondback Energy and Endeavor Energy Resources. During our call today, we will reference an investor presentation, which can be found on Diamondback’s website. Representing Diamondback today are Travis Stice, Chairman and CEO; Kaes Van’t Hof, President and CFO; Daniel Wesson, COO; and Lance Robertson, CEO of Endeavor.

During this conference call, the participants may make certain forward-looking statements relating to the company’s financial condition, results of operations, plans, objectives, future performance and businesses. We caution you that actual results could differ materially from those that are indicated in these forward-looking statements due to a variety of factors. Information concerning these factors can be found in the company’s filings with the SEC. I will now turn the call over to Travis Stice.

Travis D. Stice
CEO & Chairman of the Board

Thank you, Adam, and welcome to our call to discuss the proposed merger between Diamondback and Endeavor. Through this merger, Diamondback will not only get bigger but will also get better. Over the past 12 years, Diamondback has grown from a small vertical producer to the largest public Permian pure play independent. We have succeeded because of the quality of our people and our assets, our low cost structure, and our ability to execute and integrate mergers and acquisitions. When we look across the street at Endeavor, we see a very similar story.

We’ve long admired the business that Autry and Lance have built and believe Endeavor to be the highest quality private oil company in the United States. Endeavor holds the largest private core position in the Midland Basin at approximately 344,000 net acres has a significant high-margin oil-weighted production base substantial high-quality remaining inventory and a track record of strong operational performance.

As the upstream landscape evolves, we have continued to explore avenues for enhancing value for Diamondback shareholders and firmly believe that a combination between Diamondback and Endeavor is the best option for near- and long-term value creation. With this merger creating a must-own North American independent oil company with over 838,000 net acres, 816,000 barrels of oil equivalent per day of current production, and our combined core inventory totals 6,100 locations with a sub $40 breakeven price, 100% of those locations are in the Permian Basin.

This combination that is obvious by inspection with approximately 100,000 acres adjacent to our existing position and the vast majority of the undeveloped locations in Midland and Martin counties right in our backyard. We’ve evaluated every deal in the Permian over the past decade, and there has not been another opportunity that has come close to this scale and quality. This combination extends the duration of our top-tier inventory and will allow us to maintain best-in-class capital efficiency for a longer period of time.

Diamondback has continuously proven itself to be a leader in cost control, and we could not be more excited to bring our cost structure on to this combined Permian position and generate meaningful operational synergies in the process. All in, we expect to be able to lower well costs by approximately $150 a foot through the implementation of more drilling and completion programs. On the drilling side, we anticipate cost savings related to our clear fluid design, wellbore construction and impressive execution.

We continue to drill some of the fastest wells in the basin. As we mentioned last November, we’ve recently drilled 2 Midland Basin 7,500-foot lateral wells from spud to TD in under 4 days each, which we still believe is a basin record. Our current Midland Basin daily average footage is approximately 2,400 feet per day, which saves days of drilling time when compared to our peers. On the completion side, our ability to deploy SimulFRAC crews and use e-fleets will further drive efficiency and cost savings. We expect these synergies will flow through our combined business post closing, which we anticipate will be in the fourth quarter of 2024, subject to customary closing conditions, including regulatory approval and approval by our shareholders.

All in, we estimate total synergy value of approximately $3 billion on a PV-10 basis over the next decade. A great reminder of the value of Diamondback execution machine brings to the combined assets. In 2024, which we will continue to operate as separate companies prior to closing, Combined oil production guidance of Diamondback and Endeavor is expected to be between 460,000 and 475,000 barrels of oil per day with a combined capital budget of $4.8 billion to $5.15 billion.

When we look into 2025 on a pro forma basis and assuming closing of the transaction in the fourth quarter of this year, we expect to generate 470,000 to 480,000 barrels of oil per day with a capital budget of approximately $4.1 billion to $4.4 billion. This operating plan implies more production for significantly less capital year-over-year, creating meaningful pro forma cash flow and double-digit free cash flow per share accretion in 2025. As the Diamondback cost structure is put in place on Endeavor asset. Turning back to the transaction itself. This merger is valued at approximately $26 billion, with consideration mix of 117.3 million shares of Diamondback common stock and $8 billion of cash, subject to customary adjustments.

On a pro forma basis, existing Diamondback stockholders will own 60.5% of the combined entity and former Endeavor holders the remaining 39.5%. This consideration mix was a primary focus for us as we wanted to ensure that our fortress balance sheet was maintained in this transaction. Our near-term goal will be to reduce pro forma debt to below $10 billion as quickly as possible through free cash flow generation and potential non-core asset sales. To maintain optimal financial flexibility, Diamondback is reducing our return of capital commitment to at least 50% of free cash flow to stockholders from 75% of free cash flow previously beginning in the first quarter of 2024.

This will allow us to maintain best-in-class credit quality and capital allocation optionality. Long term, we will target a onetime leverage ratio at $50 to $55 oil. Additionally, we announced that the Board will approve an increase to our base dividend by 7% to $3.60 annually or $0.90 a quarter. This is a testament to our continued confidence in the performance of our business and our ability to protect our base capital plan and base dividend down to $40 crude oil pricing due to our low breakevens and disciplined hedging program.

Upon closing, our Board of Directors will expand to 13 members and Chuck Meloy and Lance Robertson, together with 2 other individuals mutually agreed upon by both Diamondback and Endeavor will be added to the Board of Directors. I’ve known Chuck and Lance for a long time, and I know that they will add valuable insight and expertise in the board room. Our headquarters will remain in Midland and will grow significantly as we welcome the Endeavor employees to Diamondback.

I’m confident that we will learn from each other just as we have done in countless previous acquisitions and Diamondback stockholders will be better for it. I cannot be more excited for this next chapter in Diamondback’s history. This combination will create a world-class asset in a world-class basin with an industry-leading cost structure. Our pro forma inventory quality and duration will position us for differentiated success for decades to come. Our balance sheet strength will ensure that we can weather the cyclical nature of our business. We will not only be bigger, but better as the acquisition encompasses everything needed for a successful combination.

Thank you to Autry, Lance and the whole Endeavor team for putting your trust in us and we look forward to welcoming you to Diamondback. With these comments now complete, operator, please open the line for questions.

Question and Answer

Operator

[Operator Instructions] Our first question comes from Neal Dingmann with Truist Securities.

Neal David Dingmann
Truist Securities, Inc., Research Division

Well done Travis and team. Travis, my first question for you and Kaes just seems to me that really that stands out as potential of the 2025 free cash flow accretion. And I’m just wondering, could you speak to just the lower well cost. It just seems like there’s a whole platter of things that could drive that. I’m just wondering if you could give us a rundown of these?

Matthew Kaes Van’t Hof
President & CFO

Yes, Neal, good question. When thinking about this deal, 2024 essentially is going to be mostly 2 companies operating separately. I think one of the best things about how Endeavors developed their assets is that they have a very similar development philosophy to us in terms of co-development, number of zones, job size. We put a slide in there that shows kind of -- 2 companies that have best- in-class well results and best-in-class operating philosophy. But we just think in ‘25, there’s going to be some well cost reductions on their properties that kind of fit into our program.

So we’re modeling essentially in 2025, our cost structure on the combined business, basically $625 a lateral foot Midland Basin well costs but similar outputs on production and results, and that’s what drives the multiyear free cash flow accretion of these combined businesses. I think there’s a lot more on the synergy front that we haven’t modeled that will accrue to the combined shareholder base. But near term, it’s really a little lower CapEx and [‘25] combined generates more free cash flow accretion per share.

Travis D. Stice
CEO & Chairman of the Board

Yes, Neal, that’s Slide 8 in the investor deck, if you hadn’t had a chance to look at it yet, but it does show the 12-month Cum oil production with down back in Endeavor being essentially about on top of each other. So we think as we put the 2 development plans together, we’re not going to see any of the issues associated with secondary zones in [indiscernible] or degraded, et cetera, like some of the industry has experienced over the last 18 months. Very confident in the go forward plan.

Neal David Dingmann
Truist Securities, Inc., Research Division

Great. Great point, guys. And then just secondly, quickly, could you address any possible asset or packages you might be willing to sell to potentially bring down debt even a bit quicker?

Matthew Kaes Van’t Hof
President & CFO

Neal, we put out a big cash number here, $8 billion, right, that’s going to be reduced over time between sign and close with both of us generating free cash flow. I think we said it that way because we didn’t want to be a forced seller of assets to pay down debt. I think eventually, there will be non-core asset sales. We still have some significant JV interest. Clearly, the Delaware Basin is going to get less capital than as a percentage of total than it did previously.

But again, we’re not a forced seller. I think the inventory premium is very, very high in the A&D market today. So that’s a possibility. But right now, we’re modeling the pro forma business being able to get down below $10 billion of net debt. Almost immediately in 2025 with asset sales being a kicker on top of that.

Operator

Our next question comes from Neil Mehta with Goldman Sachs.

Neil Singhvi Mehta
Goldman Sachs Group, Inc., Research Division

Yes. Congrats Travis and Kaes on the transaction and Aurty and Lance congratulations on [both] in this incredible business. I guess my first question, on Slide 12, you talk about meaningful mineral and midstream value creation potential. Maybe you could just walk through what you mean by that and how we should size that?

Matthew Kaes Van’t Hof
President & CFO

Yes, Neil, that’s a great question as well. I mean it’s certainly part of the deal. Endeavor has been leasing acreage here since 1979, and they have a about a 79% NRI across everything that they operate and a lot of the non-op. So if you carve that down to 75% and added that into the mineral portfolio that they’ve been acquiring as well over the last few years. You have something about 2/3 of the size of Viper today, which is a pretty incredible pro forma business. I think it’s going to be up to the pro forma board to decide on a drop- down and timing and value.

But just to get that number in your head, about 2/3 of size of Viper with extreme visibility on future development. And then on the midstream side, Endeavor had a very similar operating philosophy to Diamondback, building out the midstream that they own and control so they can manage their development program. We sold ours into the Deep Blue JV last year. I think that’s certainly an option here.

But again, we’re going to be patient and see what the pro forma board wants to do post closing.

Neil Singhvi Mehta
Goldman Sachs Group, Inc., Research Division

Okay. That’s helpful. And then the follow-up is maybe you can spend some time just talking about how do you think about the growth profile of the business once together Kaes you made a pretty clear conversations including at a conference, you want to run the business in more of a maintenance mode this year given the OpEx capacity. But over the long term, do you view this as a per share growth story? Or do you actually see more volumes coming to the market now that you have a little bigger inventory base.

Matthew Kaes Van’t Hof
President & CFO

Yes, Neil, we were pretty vocal at your conference about U.S. growth overshooting a little bit last year, and we put out a capital plan this year that highlights capital efficiency and keeping our Diamondback Q4 oil production of about 273,000 barrels of oil a day flat through this year with less capital. I think as you think about the pro forma business, we certainly put out some guideposts for what we would look like combined in 2025.

But the combined inventory position is so good and there’s so much capital efficiency that can be driven by the combined business that we could do both, right? We’ve always been a growth -- per share growth company, which has, I think, been accrued to the benefit of our shareholders. But you have the acreage to be able to weather down cycles and perform well in up cycles here with this business having over 800,000 acres in the Permian.

Operator

Our next question comes from Arun Jayaram with JPMorgan.

Arun Jayaram
JPMorgan Chase & Co, Research Division

I wanted to get some just thoughts on the 2025 outlook Kaes and Travis, it looks like on a pro forma basis, the outlook would be for call it, 1% to 2% oil growth, but at 15% lower capital on a year-over-year basis. Could you just walk us through what drives the lower capital? Are you assuming anything outside of the $100, $150 per foot savings on the Endeavor acreage on a per foot basis?

Matthew Kaes Van’t Hof
President & CFO

Good question. We’re not assuming anything more in terms of costs. Endeavor’s grown pretty significantly coming out of the COVID lows. And so we are assuming less wells needed to kind of continue to hold that production number flat in ‘25 and beyond. Also a little bit more longer laterals, a little less infrastructure spend. We’ve all been spending a lot on midstream and infrastructure lately, and that’s naturally going to come down another big benefit of the physical adjacencies here is as we start to build a pro forma development plan.

Do we need a battery here? Do we need a battery there, electric distribution systems. So there’s a lot to do in terms of infrastructure. But I would say, combined, both businesses have a decline curve that’s shallowing a little bit, but also running a full business on Diamondback’s cost structure.

Arun Jayaram
JPMorgan Chase & Co, Research Division

Great. And maybe to Lance and team, Lance, obviously, very unique size and scale at Endeavor in the Midland Basin. Theoretically, I assume that you would have a lot of potential dance partners in terms of M&A. I’d love to hear your thoughts on why FANG and Travis’s team was the right partner for you and your team at Endeavor?

Lance W. Robertson
Chief Executive Officer

Sure. Look, I mean, I think you guys covered them know well. They’ve been an excellent year and a strong performer for a long period of time, have excellent execution. They have a great cost structure and their well performance has been similar to ours for the last several years. They’re also Midland focused as we are. Their home is here, and so it’s an easier integration for our people and they have a sort of nimble entrepreneurial culture that’s very similar to our owners. So I think for all those reasons, it was one of the easier things for us to consider and for our owners to consider being long-term holders of Diamondback equity.

Operator

Our next question comes from David Deckelbaum with TD Cowen.

David Adam Deckelbaum
TD Cowen, Research Division

Congrats to everyone. Congrats to Travis an Kaes on pulling off an incredible deal here. I just wanted to ask around some of the acreage synergies that you put out in the map. How we should think about that going forward? Are those areas that you’re identifying for just future fill-ins and trades and swaps and opportunities. And I’m trying to get a sense of the scale of the potential there relative to the pro forma acreage footprint.

Matthew Kaes Van’t Hof
President & CFO

Yes, good question. I’ll give you a couple of highlights. It’s about 100,000 acres that are touching or overlapping. We have been a big -- Endeavor is a big now to us operating in Sale Ranch. There’s certainly some future development there. We’ve modeled about 150 to 175 laterals that can be extended. We can’t do that until the transaction closes. But that’s in primary development. And I think as you think about secondary zone development across this basin over the next 10, 20 years, there’s a lot of unmodeled upside between the 2 businesses where we’re going to be drilling 3-mile 4-mile laterals, and this combined position, particularly in Martin County, if you look at the overlap is going to accrue to the combined shareholder base for a long time.

David Adam Deckelbaum
TD Cowen, Research Division

I appreciate that color. And maybe just to ask one on the well cost accretion, getting that cost structure down to FANG’s prevailing cost structure I guess when we look at the developments, it seems like they’re developing the acreage very similar to the way you are with full zone. So there isn’t really a rate of change there using similar structure in terms of completions. Is most of the impact coming from SimulFRAC’s or is that something that you’re highlighting as upside to getting to that lower dollar per foot number?

Matthew Kaes Van’t Hof
President & CFO

Yes, David, I think people always ask why Diamondback drill wells, so cheap. And it’s not just one thing. Clearly, SimulFRAC is going to be something that we implement across the position. I think there’s going to be little things on well design. We always talk about the variable cost base to TD. But also, I think the Endeavor team is going to bring stuff to the table that’s going to make us better, too. I mean in every deal we’ve ever done, we check our egos at the door, we get in the room with the other side and figure out what’s the best mousetrap on how to drill and complete wells in the space.

And that’s where I look forward to the stuff that we haven’t modeled, but you can you can take our cost per foot and multiply by our lateral footage and get to our CapEx budget, and that should prove to you that we can hit [ $625 ] a foot on the combined acreage position very, very quickly.

Travis D. Stice
CEO & Chairman of the Board

And David, I just want to add a comment about our history of bringing other organizations in and checking -- effectively checking our egos at the door, we bought QEP in several years ago, they were the first entity that we looked at very closely that was using clear fluids. And within 6 months of seeing how effective their clear fluid drilling program was we’ve converted all 14 rigs down about 2 clear fluid. So it’s just a small example of how if you check your egos at the door, you go in seeking to understand and to learn as opposed to telling others what’s going to happen, you end up with a better outcome.

And as we welcome the new team from Endeavor in I’m encouraging all of our employees listening today to make sure that we first seek to understand on all aspects of our business as we bring this new team on board.

Operator

Our next question comes from Scott Hanold with RBC Capital Markets.

Scott Michael Hanold
RBC Capital Markets, Research Division

You identified 6,000 locations at $40. Can you remind us on combined basis, how many wells per year? So just give a sense of the depth and duration of that inventory. That’s obviously one of the more topical things with investors end. And on top of that, could you -- do you have any sensitivity like that $40 breakeven is pretty low, but like what does that look like at $50? Just to give us some sense of sensitivity to the upside?

Matthew Kaes Van’t Hof
President & CFO

Yes, Scott, good question. We highlighted the $40 million because I think that highlights the duration and quality that we have. If you think about round numbers, we’re completing about 300 wells a year, and they’re completing about 200. So simple math is 500 wells a year. I think what is going to also be an advantage is that if you look at the pro forma capital allocation, in years 1 through 5, do we really need to complete 500 wells. Well, maybe we need 475, I mean we need 460 to keep a number flat. That’s what’s going to be a huge benefit to the combined business in the near term.

But you’re right, the long-term value that there’s an extraordinary amount of upside in this basin in the Midland Basin, that breaks even above 60, above 50. What we modeled here really is the full stack that we’re developing today, which is kind of the Middle Spraberry down to the Wolfcamp D. And anything outside of that Upper Spraberry, Clearfork, Barnett, Woodford is stuff that we have not modeled or valued combined because that’s going to accrue to our shareholders over time.

Scott Michael Hanold
RBC Capital Markets, Research Division

Okay. Okay. Fair enough. Well, we look forward to seeing some more color on that upside because I do think that’s interesting. My next question is on Viper. Obviously, a lot of drop-down opportunities for Viper. And could you give us a sense of as you think about progressing some of these rationalizations and dropping some of that down, I mean Viper certainly becomes a fairly sizable entity by itself. And strategically, does it make sense to still be part of Diamondback? Like how do you think about that ownership position going forward?

Matthew Kaes Van’t Hof
President & CFO

Yes. Listen, I think this deal, if it does get dropped down, puts Viper in more of a category killer position than it is today. I mean you could think about Viper as being mid- to small large cap competitor in the space. I mean it could be one of the top 10 to 15 sized E&Ps in the space, and you can say, well, do I want a business that I’d say, CapEx risk or I want Viper with 0 CapEx risk and visible exposure to the combined best operator in the best basin. I think that’s a pretty exciting story.

No guarantees, it gets dropped down or when, but it’s logical that we’ll have that conversation. But I also think that cash flow is important back up to the parent co. I think ownership is important. Maybe we don’t need to own as much as we’ve always owned, but I think it’s a nice optionality to either generate some cash to pay down debt or continue to hold it and consolidate what in our mind is still a very fragmented market on the mineral side.

Operator

Our next question comes from Derrick Whitfield with Stifel.

Derrick Lee Whitfield
Stifel, Nicolaus & Company, Incorporated, Research Division

Congrats on the transaction. My first question, I wanted to lean in on operational synergies. Do you have a sense on the combined amount of 15,000-foot laterals that could be formed between the two entities?

Matthew Kaes Van’t Hof
President & CFO

Yes, Derrick, good question. I mean, I think the primary extended lateral is going to be that 150 to 175 locations we talked about. I think over time, we haven’t modeled in any acreage swaps or trades or acquisitions to increase that. But listen, some of this acreage, obviously, has been developed. So it’s hard to extend something that’s already developed, but there will be secondary zones, shallow and deep that likely see 15,000 or 20,000 foot laterals. I think our drilling team is confident in 20,000-foot laterals in everything down to the Wolfcamp D right now.

So it’s going to be something we can update the market on, but the near-term value is really the 150 to 175 primary development locations that can be extended. I think we extended basically at a, call it, a $2 million to $3 million NPV uplift, right? So that’s a $500 million benefit to the combined business when we do it.

Derrick Lee Whitfield
Stifel, Nicolaus & Company, Incorporated, Research Division

And Kaes, maybe just staying on that question for a moment. I guess if we look at standalone Diamondback stand-alone Endeavor, I know Endeavors talked about a dozen of laterals in the past. Like what does that inventory set look like plus the 150 that you referred to?

Matthew Kaes Van’t Hof
President & CFO

Yes. I think we’re both developing a lot of 15,000 laterals where we can. We kind of came out with Diamondback plan this year. The average lateral length is going to be almost 12,000 feet for Diamondback stand-alone. And I think Endeavors somewhere in that 10,000 to 12,000 range. So longer is better. We’re seeing the same performance from longer laterals, maybe a little lower IP. But at the end of the day, we’re getting -- we’re touching the reserves on 15,000 foot laterals and eventually even 20.

Derrick Lee Whitfield
Stifel, Nicolaus & Company, Incorporated, Research Division

And as my follow-up, speaking to Minerals on Page 17, there’s substantially more value here than I appreciated prior to this morning. Do you have a sense of the amount of minerals VNOM has underlying Endeavor leases?

Matthew Kaes Van’t Hof
President & CFO

It’s not as high. There’s certainly, we certainly probably see Endeavor as the probably third highest operator on the Viper’s existing position behind probably obviously, Diamondback and then a combination of Pioneer and Exxon. So there is value there. But really, that’s come through deals where the minerals came with a package under Diamondback or were a secondary piece. So this -- again, we always say that the Viper team has a new sandbox now and sandbox got a lot bigger for them to look at deals under the pro forma business because we’ve had a hard time continuing to buy just under Diamondback.

And I also think, Derrick, the Endeavor team has had some success in experience buying minerals, too. So I think we share that same philosophy, and we can bring in some experts on their side and our side and sky is the limit for Viper from here.

Operator

Our next question comes from John Freeman with Raymond James.

John Christopher Freeman
Raymond James & Associates, Inc., Research Division

Congratulations. You mentioned the lowering of the free cash flow return from the 75% to 50% with a near-term objective of getting the debt pro forma below $10 billion. Like once that’s achieved, the leverage metrics are achieved, would the plan be to go back towards the 75% or maintain that financial flexibility at the 50% level.

Travis D. Stice
CEO & Chairman of the Board

John, I’m going to let Kaes answer that question specifically, but you gave me an opportunity to just remind our shareholders what our history of shareholder return program has been. If you go all the way back to 2005 -- 2015, rather, we made the pivot among -- we were among the very first companies that made the pivot in 2015 to go to maximizing volume growth within cash flow. And we maintained that approach until 2018, which became at the time the first -- one of the first companies to ever to have initiated a dividend. And we grew that dividend even in 2020 during the COVID year until we started -- we kicked into this cool program that you see today.

So I just walk you down memory lane, there for a minute to remind you that our shareholder program has always been extremely important to our Board, and we expect that to not change on a pro forma basis. Kaes?

Matthew Kaes Van’t Hof
President & CFO

And John. We think allocating free cash flow is the most important thing we do as a management team and did not take this decision lightly. We did -- we are rolling back to 50% I’d like to remind you that that’s going to be an at least number. If you look at our history in the last 3 years, since we initiated this kind of formulaic return program, we’ve exceeded our minimum a number of times. And I think that financial flexibility is going to be important with the added leverage that we need to pay down quickly, but also the flexibility with a large shareholder that it’s certainly a long-term holder, but may want to have a conversation about selling shares. And so for us to be distributing 75% of free cash every quarter limits the flexibility in down cycles or in unique situations to repurchase shares in blocks or continue to pay down debt or continue to buy acreage and tuck-ins.

John Christopher Freeman
Raymond James & Associates, Inc., Research Division

That’s helpful. And then my follow-up on the 2025 pro forma outlook. What does that assume the rig count is on like a pro forma basis relative to today’s pro forma number of rigs being run?

Matthew Kaes Van’t Hof
President & CFO

Yes, it’s a little less Diamondback’s going to run about 14 rigs this year. Endeavor is going to run about 12. I would say that with efficiency kind of works down into the 20% to 22% range longer term. And that’s not that we’re drilling less wells that we’re doing it combined a little more efficiently again.

Operator

Our next question comes from Kevin MacCurdy with Pickering Energy Partners.

Kevin Moreland MacCurdy
Pickering Energy Partners Insights

Congratulations on the deal and the 4Q beat. I wanted to ask about the 2024 standalone Diamondback guidance. It looks like the CapEx number was a little better than Street expectations and maybe about $100 million better than expectations coming out of the 3Q call. And just wondered if you could give some color on the activity changes between the 2023 and the 2024 stand-alone program?

Matthew Kaes Van’t Hof
President & CFO

Yes, Kevin. Listen, we went through last year kind of saying, hey, listen, we can run the same activity level and grow organically a few percent. And as we went through kind of the oil price walls in November and December, Travis and I had a conversation and had a conversation with our Board that we don’t feel like we’re getting paid for growth right now. So why don’t we push out some projects and keep Q4 oil production flat.

And as we started to look at that plan, looked a lot more capital efficient you push out 30 or 40 wells into the future and generate more free cash on a similar oil production number. Our shareholders are not paying us for growth these days. They want return of capital they want per share growth through a lower share count, and that’s what was the impetus for this plan. So I’d say generally, it’s about 30 wells less than 2023.

Kevin Moreland MacCurdy
Pickering Energy Partners Insights

Great. Appreciate that detail. And then second question. We noticed in the presentation that Endeavor has a lower average wells per section. I think they’re at 21 wells per section versus your legacy [‘25]. And I was just wondering if you had a read on what drives that difference? And is there any potential opportunity to increase inventory by drilling a more dense cube on the Endeavor acreage?

Matthew Kaes Van’t Hof
President & CFO

Listen, I think we’re splitting hairs with that number. It’s a very hard number to put in a deck. I think that would be our base case and their base case. But again, you have 2 companies that think about spacing and think about the stack, the same. Quite frankly, I think they’ve probably done more Wolfcamp D wells than we’ve done traditionally and that’s becoming part of our program.

So I think, again, not every section is created equal. There’s going to be different spacing and different needs in different parts of the basin. I would say in that Central Martin County block, we see out of high on both spacing and zones. They have a little more Midland County acreage than we do. So I think we’ll dig into that. But generally, very similar operating philosophy and results.

Operator

Our next question comes from Paul Sankey with Sankey Research.

Paul Benedict Sankey
Sankey Research LLC

To the extent that you can, could you just talk a little bit -- apologies if I missed this. Could you talk a bit more about the balance sheet of Endeavor and the EBITDA? And any other details you can give us on specifics? I can obviously see what’s in the presentation. but any other observations just given that Endeavor as a private company has been less visible to us?

Matthew Kaes Van’t Hof
President & CFO

Yes. Sure, Paul. I mean right now, Endeavor has one note outstanding, a $900 million note we’ll probably take that note out at closing and probably do a $5 billion to $6 billion debt offering to fund the cash portion of the deal. That excludes any non-core asset sales on our side between sign and close. High level, we gave you some numbers on their 2024 production and CapEx. I think using their production number, it’s about $5.1 billion, $5.2 billion of EBITDA. Their operating cost structures are very similar to ours. And so I think that’s a good number for you to use for cash flow or EBITDA. We are going to put more leverage on the business than they had previously -- but I think as you start to run the combined cost structure and balance sheet in 2025, you start to see significant free cash flow per share accretion.

Operator

Our next question comes from Paul Cheng with Scotiabank.

Paul Cheng
Scotiabank Global Banking and Markets, Research Division

Just started that you become [indiscernible] in the Midland and you have said that Endeavor going forward, is going to see lower capital or at least that attracting less capital at least based on the existing system. So in the long haul, how should we look at it? Do you want to be just at a major Midland? Or at some point, do you want to flow inorganic acquisition to brief up the Endeavor so that make into a 2-pillar company? That’s the first question. Secondly, can you talk about whether because of this transaction, you have $8 billion of the cash component, how that impact on your thinking on hedging?

Matthew Kaes Van’t Hof
President & CFO
Two good questions, Paul. I’ll take the first one our entire M&A philosophy has been about what assets do we cover, right? What assets compete for capital in Diamondback’s portfolio. And we clearly spent less dollars in the Delaware Basin. That’s not a total knock on the Delaware Basin. It’s probably more of a knock on where we are in the Delaware Basin. I think certainly, some of that Northern Delaware Basin acreage is as good as it gets in North America, but it’s very closely held.

So I think it’s unlikely we get bigger in the Delaware Basin, but we maintain that position for cash flow and flexibility. As you know, people are paying up for undeveloped locations. We have a lot of undeveloped locations left in the Delaware Basin. It’s basically held by production. So I think there’s a lot of operational or financial flexibility there. And we kind of built this business in the Midland Basin.

We’re focused in the Midland Basin. We think we have a differential cost advantage in the Midland Basin. The secondary zones, $10 get better in the Midland Basin, and that’s why we’ve been so focused on the Midland coming out of COVID since 2020. This will be our fifth deal in the Midland Basin. So that’s kind of our philosophy there. On hedging, I think our hedging philosophy is still going to be the same. I think actually talking to Endeavor, they saw our hedging philosophy as something unique where we protect the downside by puts and leave the upside to our investors.

I think it’s logical. We probably buy some more puts between now and the time period between now and closing, so that we can reduce the cash burden or cash outlay at close. But long term, I think we still see similar operating or hedging philosophy where we bought plus for 50% to 60% of our production and use that to protect that inevitable downside situation.

Operator

Our next question comes from Charles Meade with Johnson Rice.

Charles Arthur Meade
Johnson Rice & Company, L.L.C., Research Division

Travis and Kaes and to the rest of the Diamondback and Endeavor team there. You guys have covered a lot already. So I think just 2 quick ones for me. Can you just to drill down and maybe give a sense of how these asset bases would come together, can you give us a sense of how the -- how Endeavor’s Midland County undeveloped locations with slot in a the combined company portfolio.

Matthew Kaes Van’t Hof
President & CFO

Right at the top, that’s a good acreage as any in North America. We’ve built our business a little further north in Martin County because that’s what has been available over time. Midland County has been held forever. So Mr. Steven has been working leases in this basin for 45 years, and a lot of those leases were bought before we even existed at Diamondback. So very excited about that position.

Very excited about the Glasscock kind of Midland County line as well, which seems to be getting better and better. And also even down south, we’re seeing a lot better well results which is normally our operating backyard. But I think it’s going to be great to have because of the duration of the combined business, separating itself from every independent in North America.

Charles Arthur Meade
Johnson Rice & Company, L.L.C., Research Division

Got it. That’s what I was thinking but it’s helpful to get that detailed confirmation. And then second question, the -- on the path to the closing to closing, at first blush, it looks a little longer than I would have guessed. Can you talk about what the key work streams are for you between now and closing and any hurdles that you’d want to flag?

Matthew Kaes Van’t Hof
President & CFO

Yes, Charles, I don’t think there’ll be an issue on our side, getting this thing closed. We’re building in some conservatism given that there have been some regulatory hurdles in our space over the last 6 months. And so I think we’d rather under-promise over-deliver, I can’t guarantee when we can close, but I can guarantee you that it won’t be because we’re not ready.

Operator

Our next question comes from Leo Mariani with ROTH MKM.

Leo Paul Mariani
ROTH MKM Partners, LLC, Research Division

Just a couple of follow-ups on some of the numbers that you talked about here. Just curious in terms of the production mix you’re getting from Endeavor, it looks like it’s around 57% oil and I guess you get the rest of 43% there is gas and NGLs any kind of color on what that gas NGL split here is? And then just in terms of the 2,300 locations that you all disclosed with the deal, I guess those are the premium locations, is there sort of a number of additional locations above that premium? Like is there another 1,000 or so above that? Just trying to see what else is there on the asset.

Matthew Kaes Van’t Hof
President & CFO

Yes, good question. Again, we focused on the premium locations because we think that transparency is important. There’s certainly a lot more locations that we could add. It probably would double if we said total locations. Just like Diamondback would double if we said total locations. But at the end of the day, I think investors are focused on what are we developing today and what is a credible pro forma inventory plan. We’ve always had dollar per location at Diamondback that looks high because we try to give you a conservative look at what the pro forma inventory base looks like. So that’s the answer there.

I think there’s a lot more, I think, as we start to put the businesses together, those 15,000 foot, 20,000-foot laterals and secondary zones eventually work their way up into primary development. And as Lance and I have discussed many times, is the shale cost curve goes higher, we’re going to like having that extra resource in the middle of the end of the next decade. But I think generally, us having the combined break -- highest breakeven under 40 location stack in North America for an independent is second to none. And then on the mix, they’re a little less oil percentage than we are 57%. We’re about 59%.

I think we’re splitting hairs here, but both of us basically split NGLs and gas on a BOE stream. 50-50 on that other 42%, 43%.

Leo Paul Mariani
ROTH MKM Partners, LLC, Research Division

That’s helpful. And then just on the plan to temporarily reduce payouts to shareholders? I guess that’s going to kick in, in the first quarter. You guys did raise the dividend as well. Is there going to be a prohibition on stock buybacks between, I guess, now and the closing of the deal? And are you just going to continue with the same philosophy to buy back stock issue variable dividend, just dependent upon kind of market conditions and stock price going forward.

Matthew Kaes Van’t Hof
President & CFO

Yes. I think we have a little more limitation, certainly ahead of a shareholder vote. But after a shareholder vote, which we want to get out very, very quickly, I think we have less limitations on buybacks, 50% is, again, a minimum. I think if we saw dislocations between signing and closing, I think us and Endeavor would agree that repurchasing more shares would be a good idea. I’m going to stay optimistic, but that ultimate flexibility to repurchase shares at the right time is a part of the change in philosophy down to 50% -- at least 50% return of capital to shareholders.

Operator

Our next question comes from Tim Rezvan with KeyBanc Capital Markets.

Timothy A. Rezvan
KeyBanc Capital Markets Inc., Research Division

I want to first dive into some of the well data we’ve seen from Endeavor. Similar to you all, very steady, consistent results from the call, the mid 2010s. We did notice a pretty steep degradation in 2023. And obviously, that’s not going to impact a deal of this size. But I wonder if you could talk about kind of what you saw. It looks like is Wolfcamp D sort of driving that? Just kind of curious any home or you did or takeaways on well results out of Endeavor recently.

Matthew Kaes Van’t Hof
President & CFO

Yes. I don’t think anything in the recent months or quarters impacted us at all. I think we have a lot of confidence in the future development. I mean you can see we’re not focused on one year or one quarter. We’re focused on multiyear and the next decade. So nothing to us stuck out. I think I’m looking forward to getting the scientists together to drill better wells combined than each business standalone. So nothing stuck out. We’re excited. We think generally, the pro forma business will be able to maintain or grow production with less combined wells in the future.

Timothy A. Rezvan
KeyBanc Capital Markets Inc., Research Division

Okay. Okay. Fair enough. And then as my follow-up, I guess this is for Travis. Travis, in early 2022, there were some executive leadership changes announced you think on the Chairman role, Kaes was announced President. Many people perceive that as sort of a kind of a soft segue into succession plans kind of curious with this deal happening. Obviously, it’s a Board’s decision, but is it your intent to remain in the CEO role and sort of shepherd this acquisition through? And kind of how are you thinking about that over the medium term?

Travis D. Stice
CEO & Chairman of the Board

Yes. Certainly, Tim. There will not be any leadership changes until we get this deal done for sure. This is an important transaction for our shareholders. And again, I still serve it with the privilege to the Board, but it’s my intention to stay in this current role for the foreseeable future.

Operator

Our next question comes from Subhasish Chandra with Benchmark Company.

Subhasish Chandra
The Benchmark Company, LLC, Research Division

Just looking at the well data, at least partial well data, it looks like Endeavor has more Wolfcamp D wells than Diamondback. Sort of anything to read into that, how you might think of full-stack development and bringing perhaps accelerating that path to a bigger stack than I think what you said on the call, which would get [indiscernible] to be? Or is that kind of location specific and shouldn’t -- we shouldn’t read anything into it?

Matthew Kaes Van’t Hof
President & CFO

Listen, it’s all location and area specific. I will say Endeavor has developed more Wolfcamp D than we have. But as -- we’re looking at this year’s plan, next year’s plan. On our stand-alone business, we’re adding a lot more Wolfcamp D into the development stack. We’ve looked at a lot of deals over the last couple of years where Wolfcamp D is something that we are modeling, we are paying for. So I would assume, generally, we are going to add it more into our position. But I think Endeavor’s position has probably more prolific Wolfcamp D across others.

Subhasish Chandra
The Benchmark Company, LLC, Research Division

Got it.

Matthew Kaes Van’t Hof
President & CFO

Similar to that, we’ve been drilling a lot of Upper Spraberry a little further north in our position. endeavors just started adding that to their plan. So it just speaks to the benefit of the Midland Basin, right? We used to be a single zone developer. And now here we are talking about 6, 7 zones, 25, 28 wells in that development. And if we can do that without impacting our overall curves and overall PDP F&D that’s a huge win for our shareholders.

Subhasish Chandra
The Benchmark Company, LLC, Research Division

Yes. Absolutely. Years of work to come. Does Endeavor bring any service assets either on fracking or drilling?

Matthew Kaes Van’t Hof
President & CFO

Yes. So we’re buying the whole entity. So it comes with the service businesses. The service businesses have tried to round down over time. I think we want to take care of employees there and dig into that, but it wasn’t a huge driver of our decision-making here. I think we look forward to working with Lance and his team on what remains of the service businesses that once was a very, very significant part of the Endeavor story. And I think the key is to take care of the people and make sure it’s good for Midland.

Subhasish Chandra
The Benchmark Company, LLC, Research Division

Just any color on what those assets are?

Matthew Kaes Van’t Hof
President & CFO

That’s various services. There’s a couple of Frac [indiscernible] There’s someone else about various services overall.

Operator

At this time, I’d like to turn the call back over to CEO, Travis Stice, for any closing remarks.

Travis D. Stice
CEO & Chairman of the Board

Thank you again for everyone participating in today’s call. I just couldn’t be more excited about the future of Diamondback, and thank you for your continued interest and support. If you’ve got any questions, just reach out to us using the contact information provided.

Operator

Thank you for participating in today’s conference. This does conclude the program, and you may now disconnect. Everyone, have a great day.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions.  All statements, other than statements of historical fact, including statements regarding the proposed business combination transaction between Diamondback and Endeavor; future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures), including the proposed transaction; the expected amount and timing of synergies from the proposed transaction; the anticipated timing of the proposed transaction; and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this communication, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining Diamondback stockholder approval, regulatory approval and satisfying other conditions to the completion of the transaction; uncertainties as to whether the proposed transaction, if consummated, will achieve its anticipated benefits and projected synergies within the expected time period or at all; Diamondback’s ability to integrate Endeavor’s operations in a successful manner and in the expected time period; the occurrence of any event, change, or other circumstance that could give rise to the termination of the proposed transaction; risks that the anticipated tax treatment of the proposed transaction is not obtained; unforeseen or unknown liabilities; unexpected future capital expenditures; potential litigation relating to the proposed transaction; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the effect of the announcement, pendency, or completion of the proposed transaction on the parties’ business relationships and business generally; risks that the proposed transaction disrupts current plans and operations of Diamondback or Endeavor and their respective management teams and potential difficulties in retaining employees as a result of the proposed transaction; the risks related to Diamondback’s financing of the proposed transaction; potential negative effects of this announcement and the pendency or completion of the proposed transaction on the market price of Diamondback’s common stock and/or operating results; rating agency actions and Diamondback’s ability to access short- and long-term debt markets on a timely and affordable basis; changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; instability in the financial markets; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change; those risks described in Item 1A of Diamondback’s Annual Report on Form 10-K, filed with the SEC on February 23, 2023, and those risks disclosed in its subsequent filings on Forms 10-Q and 8-K, which can be obtained free of charge on the SEC’s website at http://www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/; and those risks that will be more fully described in the definitive proxy statement on Schedule 14A that is intended to be filed with the SEC in connection with the proposed transaction.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all.  Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly , you should not place undue reliance on any forward-looking statements. All forward-looking statements speak only as of the date of this communication or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

Additional Information about the Merger and Where to Find It

In connection with the potential transaction between Diamondback and Endeavor, Diamondback expects to file relevant materials with the SEC including a proxy statement on Schedule 14A.  Promptly after filing its definitive proxy statement with the SEC, Diamondback  will mail the definitive proxy statement to each stockholder entitled to vote at the meeting relating to the proposed transaction.  This communication is not a substitute for the proxy statement or for any other document that Diamondback  may file with the SEC and send to its stockholders in connection with the proposed transaction.  INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT DIAMONDBACK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by Diamondback  with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov. Copies of the documents filed with the SEC by Diamondback  will be available free of charge on Diamondback ’s website at www.diamondbackenergy.com/investors/.

Participants in the Solicitation

Diamondback and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Diamondback’s stockholders in connection with the transaction. Information about the directors and executive officers of Diamondback is set forth in (i) in Diamondback ’s proxy statement for its 2023 annual meeting, including under the headings “Proposal 1—Election of Directors”, “Executive Officers”, “Compensation Discussion and Analysis”, “Compensation Tables”, “Stock Ownership” and “Certain Relationships and Related Transactions”, which was filed with the SEC on April 27, 2023 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1539838/000130817923000793/fang-20221231.htm, (ii) Diamondback ’s Annual Report on Form 10-K for the year ended December 31, 2022, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 23, 2023 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1539838/000153983823000022/fang-20221231.htm and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed with the SEC when they become available.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Diamondback’s website at www.diamondbackenergy.com/investors/.

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This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.